Exhibit 5.1

DLA Piper LLP (US) 4365 Executive Drive San Diego, California 92121-2133 T 858.677.1400 F 858.677.1401

March 31, 2019

Endologix, Inc.

2 Musick

Irvine, California 92618

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Endologix, Inc., a Delaware corporation (the “Company”), of up to an aggregate amount of 7,889,552 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-3 (File 333-225320) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated August 3, 2018 (the “Base Prospectus”), as supplemented by the prospectus supplements each dated March 31, 2019, filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together the “Prospectus Supplements”). The Shares include 1,467,494 shares of Common Stock (the “Warrant Shares”) issuable to certain investors upon exercise of exercise of pre-paid warrants (the “Warrants”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related Base Prospectus and Prospectus Supplements, the Company’s Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents (other than with respect to the Company).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.    The Shares (other than the Warrant Shares) have been duly and validly authorized and, when issued and sold pursuant to that certain Purchase Agreement by and among the Company and the investors identified therein, dated March 30, 2019, in accordance with the Registration Statement and the related Base Prospectus and Prospectus Supplements, will be validly issued, fully paid and nonassessable.

2.    The Warrant Shares, when issued in accordance with the terms of their respective Warrant, will be validly issued, fully paid and non-assessable.

The opinions above are limited in all respects to the General Corporation Law of the State of Delaware. We do not express any opinion as to the laws of any other jurisdiction.

The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or the Securities may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles, including principles that may limit enforceability of indemnification, contribution or similar provisions, concepts of materiality, reasonableness, good faith and fair dealing, the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

With respect to our opinion in paragraph 2, we have assumed that at the time of the issuance of any Warrant Shares, (a) the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of formation, (b) the Company will have the necessary organizational power and authority to issue the Warrant Shares, and (c) the Company will have made available for issuance such number of Warrant Shares. To the extent that the obligations of the Company pursuant to the Warrants, with respect to the Warrant Shares, may depend upon such matters, we have assumed that each of the parties thereto (other than the Company) will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and will be duly qualified to engage in the activities contemplated by the Warrant; that such Warrant has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; that such party is in compliance, generally and with respect to acting as a party with respect to its obligations under the Warrant, with all applicable laws and regulations; and that such party has the requisite organizational and legal power and authority to perform its obligations under such Warrant.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplements and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US) DLA PIPER LLP (US)